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EXHIBIT 99

Contact:	William W. Galvin Tel: 203/618-9800
Patricia Harper Orient-Express Hotels Inc. Tel: 212/302-5055

ORIENT-EXPRESS HOTELS ANNOUNCES FIRST QUARTER RESULTS

        Hamilton, Bermuda, May 4, 2004 (5pm EDT).    Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), investor in 44 deluxe hotel, restaurant, tourist train and river cruise properties (38 of which it manages) in 21 countries, today announced its results for the first quarter ended March 31, 2004.

        The net loss for the period was $4.6 million ($0.13 per common share) on revenue of $66.1 million, compared with a net loss of $2.6 million ($0.08 per common share) on revenue of $61.6 million in the prior year first quarter. The first quarter is a traditional loss making period because a number of the company's properties are closed for the winter, the Venice Simplon-Orient-Express train does not operate and tourist arrivals are low in locations with poor winter weather. In addition, in this year's first quarter two properties were closed for major renovation: La Residencia in Mallorca, Spain and Bora Bora Lagoon Resort in Bora Bora, French Polynesia. Losses from euro-bloc properties translated into more U.S. dollars than in the prior year because of significant weakness of the U.S. dollar against the euro, however, this effect is expected to reverse out in the profitable part of the year.

        Improvements in EBITDA were seen in South American hotels, tourist trains, restaurants and management fees. Europe's EBITDA was down $1 million largely due to currency translation and closure of La Residencia; North American EBITDA was also down about $1 million due primarily to a fall in corporate demand in New Orleans; while southern Africa and South Pacific were on par with 2003's first quarter. Interest costs did not change, however, depreciation rose by $1.5 million compared with the prior year period as a consequence of increased investment and weakness of the U.S. dollar.

        Mr. James B. Sherwood, Chairman, said the company's results were on plan for the quarter. The start of the Iraq War in last year's first quarter came in the midst of the main booking period for the year and resulted in a reduction in demand. "This year, we do not have the same Iraq War problem and I can see, for example, from our tourist train and cruise division's most recent confirmed booking report, revenue for 2004 currently is $9 million ahead of this time last year."

        Mr. Sherwood reported that agreements in principle have been reached to invest in two more properties and he expected to make announcements within the second quarter.

        Mr. Simon M.C. Sherwood, President, said that average daily room rate was up 8.5% to $320 from $295 in last year's first quarter. Same store RevPAR was up 8% to $181 from $168.

        He reviewed the performance by region as follows:

        Europe.    EBITDA of owned hotels in Europe was a loss of $3.1 million compared with a loss of $2.1 million in the prior year first quarter. Currency translation accounted for most of this increased loss. The U.S. dollar was 20% weaker against the euro in the current period. Closure of La Residencia in this year's first quarter was another factor.

        North America.    EBITDA of owned hotels was $4.3 million compared with $5.4 million in the year earlier period. New Orleans had considerably fewer citywide conferences in this year's first quarter compared to last year.

        Southern Africa.    EBITDA of owned hotels was little changed at $2.5 million compared with $2.6 million in the prior year period. Because of the unexpected strength of the South African Rand, tourism has been slightly dampened.

        South America.    EBITDA of owned hotels was $3.6 million compared with $2.9 million in the year earlier period. Both the Copacabana Palace in Rio and the Miraflores Park Hotel in Lima registered solid gains as a result of increased tourism to the region.

        South Pacific.    An EBITDA loss of $0.4 million was incurred compared with a prior year EBITDA loss of the same amount. The Bora Bora Lagoon Resort which was closed in the period accounted for the loss. The Observatory in Sydney reported a slightly improved EBITDA of $0.3 million.

        Management fees.    Fee income was $2.9 million, up $0.5 million from the prior year first quarter. The Hotel Ritz in Madrid which was not owned in the first quarter of 2003, contributed to this increase.

        Restaurants.    EBITDA was $0.7 million, up $0.5 million from the first quarter of 2003. The increase was largely attributable to better results from '21' Club in New York and Harry's Bar in London was also ahead. The new La Cabaña restaurant in Buenos Aires was close to breakeven despite the first quarter being the low season of the year.

        Tourist trains and river cruises (including PeruRail).    EBITDA was a loss of $0.3 million, a $0.5 million improvement over the prior year period. The Venice Simplon-Orient-Express is out of service for this period and the British Pullman and Northern Belle trains in the U.K. largely do not operate either in the worst of the British winter. PeruRail accounted for the improvement.

        Simon Sherwood said that top line revenue showed a healthy increase of 7.4% over the prior year first quarter, reflecting a better "tone" of the market. The forward booking position is much stronger for hotels as well as tourist trains, compared with a year ago.

        "We would like to stress to investors that since September 11th, 2001 we have added capacity through upgrade of existing properties and acquisition of new ones. We have generally held rate even at a loss of occupancy. When demand revives as now appears to be happening, the leverage in our earnings will be significant. Additional room revenues will largely go straight to our bottom line. We remain "bullish" with respect to this year's results for these reasons", he concluded.

***

        Management believes that EBITDA (earnings before interest, tax, depreciation and amortization) is a useful measure of operating performance, to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets. EBITDA is also a financial measure commonly used in the hotel and leisure industry. However, EBITDA does not represent cash flow from operations as defined by U.S. generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to earnings from operations under U.S. generally accepted accounting principles for purposes of evaluating results of operations.

        This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding earnings growth, investment plans and similar matters that are not historical facts. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, realization of bookings and reservations as actual revenue, inability to sustain price increases or to reduce costs, interest rate and currency value fluctuations, uncertainty of negotiating and completing proposed capital expenditures and acquisitions, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and changes in construction schedules for expansion projects, shifting patterns of business travel and tourism and seasonality of demand, adverse local weather conditions, changing global and regional economic conditions, and legislative, regulatory and political developments. Further information regarding these and other factors is included in the filings by the company and Sea Containers Ltd. with the U.S. Securities and Exchange Commission.

***

        Orient-Express Hotels will conduct a conference call tomorrow, May 5, 2004 at 10.00 AM (EDT) which is accessible at 212-271-4507. A re-play of the conference call will be available until 5.00 PM (EDT) Friday, May 14, 2004 and can be accessed by calling 800-633-8284 (International dial-in #:1-402-977-9140) and entering reservation number 21194020. A re-play will also be available on the company's website: www.orient-express.com.

ORIENT-EXPRESS HOTELS LTD
Three Months ended March 31, 2004
SUMMARY OF OPERATING RESULTS

	Three months ended March 31
$'000
	2004	2003
Revenue
Owned hotels
— Europe	11,836	12,602
— North America	19,489	19,270
— Rest of World	20,072	17,439
Hotel management & part ownership interests	2,917	2,408
Restaurants	4,692	3,738
Trains & Cruises	7,123	6,097

Total revenue	66,129	61,554

Operating Profits
Owned hotels
— Europe	(3,128)	(2,080)
— North America	4,301	5,394
— Rest of World	5,592	5,131
Hotel management & part ownership interests	2,917	2,408
Restaurants	698	161
Trains & Cruises	(256)	(759)
Central overheads	(3,807)	(2,925)

EBITDA	6,317	7,330
Depreciation & Amortization	(6,955)	(5,464)
Interest	(4,980)	(4,971)

Earnings before Tax	(5,618)	(3,105)
Tax	1,012	497

Net earnings on common shares	(4,606)	(2,608)

Earnings per common share	(0.13)	(0.08)

Numbers of shares—millions	34.30	30.80

Dividends per common share	0.025	—

ORIENT-EXPRESS HOTELS LTD
Three Months Ended March 31, 2004
SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended March 31
	2004	2003
Average Daily Rate (in dollars)
Europe	383	287
North America	379	378
Rest of World	255	237
Worldwide	320	295
Rooms Sold (thousands)
Europe	16	23
North America	34	35
Rest of World	47	47

Worldwide	97	105
RevPar (in dollars)
Europe	173	127
North America	243	260
Rest of World	145	126
Worldwide	182	162
			Change %
			Dollars	Local Currency
Same Store RevPAR (in dollars)
Europe	171	153	12%	–4%
North America	257	265	–3%	–3%
Rest of World	147	125	18%	3%
Worldwide	181	168	8%	–1%

ORIENT-EXPRESS HOTELS LTD
CONSOLIDATED AND CONDENSED BALANCE SHEETS

$'000	March 31 2004	December 31 2003
Assets
Cash	$58,486	$81,347
Accounts receivable	62,728	54,940
Inventories	26,263	26,115

Total current assets	147,477	162,402
Real estate and other fixed assets, net book value	827,505	822,257
Investments	147,463	146,495
Intangible assets	29,529	29,529
Other assets	13,886	12,969

	$1,165,860	$1,173,652

Liabilities and Shareholders' Equity
Working capital facilities	$54,497	$19,165
Accounts payable	23,695	23,754
Accrued liabilities	43,140	44,835
Deferred revenue	22,721	12,617
Current portion of long-term debt and capital leases	67,457	51,271

Total current liabilities	211,510	151,642
Long-term debt and obligations under capital leases	439,891	502,917
Deferred income taxes	551	2,846
Minority interest	3,960	3,803
Shareholders' equity	509,948	512,444

	$1,165,860	$1,173,652

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ORIENT-EXPRESS HOTELS ANNOUNCES FIRST QUARTER RESULTS
ORIENT-EXPRESS HOTELS LTD Three Months ended March 31, 2004 SUMMARY OF OPERATING RESULTS
ORIENT-EXPRESS HOTELS LTD Three Months Ended March 31, 2004 SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS
ORIENT-EXPRESS HOTELS LTD CONSOLIDATED AND CONDENSED BALANCE SHEETS